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                                                                    EXHIBIT 11.5

                           EDUCATIONAL MEDICAL, INC.

                  COMPUTATION OF PRO FORMA AS ADJUSTED INCOME
                      BEFORE EXTRAORDINARY LOSS PER SHARE


                                                                                    THREE MONTHS
                                                                       YEAR ENDED      ENDED
                                                                       MARCH 31,      JUNE 30,
                                                                          1996          1996
                                                                       ----------   ------------
Primary and fully diluted:
  Weighted average common stock and common stock equivalents
     outstanding during the period...................................   1,815,042    $1,815,042
  Convertible preferred stock converted into common stock upon
     consummation of initial public offering(2)......................   1,705,082     1,705,082
  Exercise of common stock purchase warrants upon consummation of
     initial public offering(1)......................................   1,141,601     1,141,601
  Issuance of common stock in connection with initial public
     offering........................................................   2,200,000     2,200,000
  Effect of common stock equivalents issued subsequent to August 7,
     1995 computed in accordance with the treasury stock method as
     required by the SEC(2)..........................................     126,538       126,538
                                                                       ----------    ----------
          Total......................................................   6,988,263     6,988,263
                                                                       ==========    ==========
Pro forma as adjusted income before extraordinary loss...............  $  848,000    $  233,000
                                                                       ==========    ==========
Pro forma as adjusted income before extraordinary loss per share of
  common stock.......................................................  $      .12    $      .03
                                                                       ==========    ==========
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(1) Reflects preferred stock automatically converted into common stock and warrants to be exercised upon consummation of the initial public offering as if such conversion and exercises had occurred at the beginning of the fiscal year.


(2) Pursuant to Securities and Exchange Commission Staff Accounting Bulletin No.
     83, common stock equivalents issued at prices below the assumed initial public offering price per share ("cheap stock") during the twelve month period immediately preceding the initial filing date of the Company's
     Registration Statement for its initial public offering have been included as outstanding for all periods presented prior to the initial public offering.